Exhibit 3.1

CERTIFICATE OF FORMATION

OF

PEARL SECOND MERGER SUB LLC

This Certificate of Formation of Pearl Second Merger Sub LLC, dated as of October 16, 2020, is being duly executed and filed by Imole Ogowewo, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et seq.).

FIRST: The name of the limited liability company formed hereby is Pearl Second Merger Sub LLC (the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

THIRD: The name and address of the registered agent of the Company for service of process in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Imole Ogowewo
Name:	Imole Ogowewo
Title:	Authorized Person